Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-212191, 333-224812, 333-229580, 333-236819, 333-250032 and 333-258368) on Form S-8 and (No. 333-231794, 333-249889 and 333-258364) on Form S-3 of Twilio Inc. of our report dated February 22, 2022, with respect to the consolidated financial statements of Twilio Inc. and the effectiveness of internal control over financial reporting.

The Company acquired Zipwhip, Inc. (Zipwhip) during fiscal 2021, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021, Zipwhip’s internal control over financial reporting associated with $51.9 million of the Company’s total assets and $55.4 million of revenue included in the consolidated financial statements as of and for the year ended December 31, 2021. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Zipwhip.

/s/ KPMG LLP

Santa Clara, California
February 22, 2022